Exhibit 10.15
LIGHT & WONDER, INC.
AMENDED AND RESTATED 2016 EMPLOYEE STOCK PURCHASE PLAN
(Effective November 14, 2025)
SECTION 1.Purpose of Plan. (a) The purpose of the Light & Wonder, Inc. Amended and Restated 2016 Employee Stock Purchase Plan is to provide Eligible Employees with the opportunity to purchase Stock or CDIs of the Company by means of voluntary, systematic payroll deductions and thereby acquire an interest in the future of the Company.
(a)It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to comply in all respects with the requirements of the Code applicable to employee stock purchase plans.
SECTION 2.Definitions.
“ASX” means the Australian Securities Exchange.
“ASX Listing Rules” means the official listing rules of the ASX as they apply to the Company from time to time.
“Board of Directors” means the Board of Directors of Light & Wonder, Inc.
“CDIs” means the CHESS Depository Interests of the Company corresponding to Stock that are traded on the ASX (or any other stock exchange based in Australia).
“Closing Price” of the Stock or CDIs means, on any business day, the last sale price for a share of such Stock or CDIs as reported on the principal market on which the Stock or CDIs is traded.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board of Directors or a committee duly authorized by the Board of Directors to administer the Plan.
“Company” means Light & Wonder, Inc.
“Compensation” means the Participant’s base wages, or base salary, as applicable, (not including any bonuses, commissions or similar payments) and shall include (and all calculations based upon the Participant’s Compensation shall include) all amounts that would be included in the Participant’s taxable income as base wages or base salary but for the fact that such amount was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code or contributed under a salary reduction agreement pursuant to Section 125 of the Code or deferred pursuant to a non-qualified deferred compensation plan, in each case, to the full extent permitted by law and applicable regulations, if any.
“Eligible Employee” means an employee of the Company or a Subsidiary who meets the eligibility requirements set forth in Section 5 of the Plan.

[[8165413]]

“Fair Market Value” means, unless the Board of Directors determines otherwise in good faith, on any given day the Closing Price of the Stock or CDIs on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price). A good faith determination by the Board of Directors as to fair market value shall be final and binding.
“Highly Compensated Employee” means an employee of the Company or a Subsidiary whose Compensation in the immediately preceding calendar year exceeded the greater of $250,000 and the amount provided for under Section 414(q)(1)(B)(i) of the Code.
“Participant” shall have the meaning set forth in Section 6(b) of the Plan.
“Plan” means this Light & Wonder, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.
“Purchase Date” shall have the meaning set forth in Section 10(a) of the Plan.
“Purchase Period” means each of the periods pursuant to Section 6 of the Plan during which the Plan remains in effect, except as otherwise provided in Section 18(c) of the Plan.
“Purchase Right” shall mean a right to purchase shares of Stock or CDIs pursuant to the Plan.
“Specified Percentage” shall have the meaning set forth in Section 7(a) of the Plan.
“Stock” means the Common Stock, par value $0.01 per share, of the Company.
“Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Code that the Board of Directors has designated as a subsidiary whose employees are, subject to the specific requirements of the Plan, eligible to participate in the Plan.
SECTION 3.Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have the right to determine all questions regarding the interpretation and application of the provisions of the Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable with respect to the Plan. The Committee’s decisions will be final and binding. At the request of the Committee, the Company may appoint a “Plan Administrator” to carry out the ministerial functions necessary to implement the decisions and actions of the Committee with respect to any offering under the Plan.
SECTION 4.Stock and CDIs. Under the Plan, there is available an aggregate of 2,000,000 shares of Stock or CDIs (subject to adjustment as provided in Section 17 of the Plan) for sale pursuant to the exercise of Purchase Rights granted under the Plan to Eligible Employees. The Stock or CDIs to be delivered upon exercise of Purchase Rights under the Plan may be either (a) shares of authorized but unissued Stock or CDIs or (b) shares of reacquired Stock or CDIs, as the Board of Directors may determine. With respect to the offering applicable to a Purchase Period, the Committee will specify the number of shares to be made available and such other terms and conditions not inconsistent with the Plan as may, in the opinion of the

[[8165413]]

Committee, be necessary or appropriate; provided, however, that absent a determination by the Committee, the maximum number of shares of Stock or CDIs then available for purchase under the Plan shall be offered in each Purchase Period for which such determination was not made. All shares included in any offering under the Plan in excess of the total number of shares of Stock or CDIs for which Purchase Rights are granted hereunder and all shares of Stock or CDIs with respect to Purchase Rights granted hereunder that are not exercised or are cancelled or deemed to be cancelled as provided herein shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan. Notwithstanding the foregoing, the number of shares of Stock or CDIs that may be issued under the Plan must not exceed the limits prescribed by ASX Listing Rules (the “ASX Limit”), unless shareholder approval is obtained in accordance with the ASX Listing Rules. In the event the number of shares of Stock or CDIs to be issued would be limited by the ASX Limit, the procedures set forth in the second paragraph of Section 8 shall apply.
SECTION 5.Eligible Employees. (a) Except as otherwise provided below, each individual who is an employee of the Company or a Subsidiary, who has a customary working schedule of at least twenty (20) hours per week will be eligible to participate in the Plan.
(a)Any employee who, immediately after the grant of a Purchase Right, would own or be considered to own (in accordance with the provisions of Sections 423 and 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock (including CDIs) of the Company or a parent or subsidiary of the Company, will cease to be eligible to receive such Purchase Right pursuant to the Plan.
(b)With respect to a Purchase Period, each employee who, as of the first day of such Purchase Period, is a Highly Compensated Employee will not be eligible to participate in such Purchase Period.
(c)The Plan will be operated in compliance with the limitations on purchases of stock contained in Section 423(b)(8) of the Code, as described in Section 8 of the Plan.
SECTION 6.Purchase Periods; Method of Participation. (a) Unless the Board of Directors determines otherwise, an offering of shares of Stock or CDIs under the Plan shall be made with respect to each Purchase Period. Each Purchase Period shall be of six- months duration. Each Purchase Period shall commence on either January 1 or July 1 of the calendar year.
(a)Each person who will be an Eligible Employee on the first day of a Purchase Period may elect to participate in the Plan by executing and delivering, within a reasonable time frame prior to the first day of the Purchase Period as specified by the Committee, a payroll deduction authorization form in accordance with Section 7 of the Plan. Such employee will thereby become a participant (“Participant”) in the Plan for that Purchase Period and each subsequent Purchase Period unless he or she withdraws from participation in the Plan in accordance with Section 12 of the Plan.
SECTION 7.Payroll Deduction Amounts and Procedures. (a)The payroll deduction authorization form completed by the Participant will request withholding by means of payroll deductions from Compensation payable during the applicable Purchase Period at a rate, expressed as a whole percentage, of not less than 1%, except as provided in Section 7(b) of the Plan, nor more than 15% of his or her Compensation payable during the applicable Purchase Period (based on the rate in effect on the first day of the applicable Purchase Period) (the “Specified Percentage”). The amount equal to the Specified Percentage of the Participant’s Compensation for the applicable Purchase Period will be withheld from the Participant’s Compensation in installments over the term of the Purchase Period (one installment each pay

[[8165413]]

period during the Purchase Period, with the amount of the installments to be as nearly equal as is practicable, subject to adjustment resulting from a change in the Specified Percentage as permitted in Section 7(b) of the Plan). Such withheld amounts will be credited to a withholding account for the Participant. The Participant’s payroll deduction authorization will remain in effect for subsequent Purchase Periods until amended by the Participant in accordance with Section 7(b) or Section 7(c) of the Plan, or until the Participant withdraws from the Plan in accordance with Section 12 of the Plan.
(a)A Participant may, subject to the provisions set forth elsewhere in the Plan, elect to decrease by one or more whole percentages (including to zero) the Specified Percentage of his or her payroll deductions for the current Purchase Period by delivering written notice to the Company of such election within a reasonable time period before the April 1 or October 1 that marks the first day of the second three months of such Purchase Period, as applicable, as specified by the Committee. The reduction in the Specified Percentage will take place as of the applicable April 1 or October 1 date or as soon thereafter as practicable, as determined by the Company, and will remain in effect for subsequent Purchase Periods unless amended in accordance with this Section 7(b) of the Plan or Section 7(c) of the Plan or the Participant withdraws from the Plan in accordance with Section 12 of the Plan. If a Participant elects to reduce his or her contribution rate to zero percent, amounts contributed to the Plan prior to the date such reduction is effective for the current Purchase Period will be used to purchase shares of Stock or CDIs at the end of such Purchase Period but no further contributions will be made during the balance of the Purchase Period or during subsequent Purchase Periods unless the Participant completes a new authorization form in accordance with Section 6(a) of the Plan.
(b)A Participant may increase (but not above 15%) or reduce (but not below 1%) the Specified Percentage of his or her payroll deduction authorization for a future Purchase Period by written notice delivered to the Company, within a reasonable time period specified by the Committee, prior to the first day of the Purchase Period as to which the change is to be effective.
SECTION 8.Grant of Purchase Rights. Each person who is a Participant on the first day of a Purchase Period will as of such day be granted a Purchase Right for such Purchase Period, and the number of whole shares of Stock or CDIs subject to such Purchase Right shall be the maximum number of shares of Stock or CDIs the Participant can purchase during the applicable Purchase Period, as calculated in accordance with the next sentence (subject to any adjustments in accordance with Section 17 of the Plan). Such Purchase Right will be for the number of whole shares of Stock or CDIs determined by dividing (i) an amount equal to 15% of such Participant’s Compensation payable during the applicable Purchase Period (assuming continued employment throughout such Purchase Period) at the rate in effect on the first day of the applicable Purchase Period by (ii) 85% of the Fair Market Value of a share of Stock or CDIs as of the first day of the applicable Purchase Period and disregarding any fractional shares.
In the event the total maximum number of shares of Stock or CDIs for which Purchase Rights would otherwise be granted in accordance with this Section 8 under any offering hereunder exceeds the number of shares of Stock or CDIs offered or available under the Plan, the Company shall reduce the maximum number of shares of Stock or CDIs for which Participants may be granted Purchase Rights to allot the shares of Stock or CDIs available in such manner as it shall determine, but generally pro rata, and shall grant Purchase Rights to purchase only such reduced number of shares of Stock or CDIs. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly (without regard to the otherwise applicable minimum contributions) and the Company shall give written notice of such reduction to each Participant affected thereby.

[[8165413]]

Notwithstanding the foregoing, no Participant may be granted a Purchase Right to purchase shares of Stock or CDIs under the Plan which, when aggregated with his or her rights to purchase shares of Stock or CDIs under all other stock purchase plans of the Company pursuant to Section 423 of the Code, would permit such Participant to purchase shares of Stock or CDIs with a Fair Market Value (determined as of the first day of the applicable Purchase Period) in excess of $25,000 in any calendar year.
SECTION 9.Purchase Price. The purchase price for shares of Stock or CDIs issued pursuant to the exercise of a Purchase Right will be 85% of Fair Market Value as of the day on which the Purchase Right is deemed exercised. The purchase price for shares of Stock or CDIs purchased pursuant to the Plan will be payable only by means of payroll deductions as provided herein.
SECTION 10.Exercise of Purchase Rights. (a) Each employee who is a Participant on the last day of a Purchase Period will be deemed on such day to have exercised, to the extent of such Participant’s withholding, the Purchase Right granted to him or her for that Purchase Period (such date, the “Purchase Date”). The exercise shall be for the purchase of the maximum number of whole shares of Stock or CDIs subject to the Purchase Right which can be purchased with the entire withholding amount in the Participant’s account, but not to exceed the number of shares determined under Section 8 of the Plan. In the event that the amount of the Participant’s withholding is in excess of the total purchase price for the shares of Stock or CDIs so issued, the balance of the account shall be returned to the Participant, provided, that if such excess amount is less than the purchase price of one share of Stock or CDIs, such excess amount shall be retained by the Company in the Participant’s withholding account and shall be available for application toward the purchase price of shares of Stock or CDIs in a subsequent Purchase Period. The entire balance of the Participant’s withholding account following the final Purchase Period shall be returned to the Participant.
(a)As promptly as practicable after the end of the Purchase Period, the Company will deliver the shares of Stock or CDIs purchased upon exercise of the Purchase Right to a brokerage firm, as may be designated by the Committee from time to time, which will hold shares of Stock or CDIs in individual accounts established for the benefit of each Participant. The brokerage account may be in the name of the Participant or, if such Participant so indicates on the appropriate form, in the Participant’s name jointly with another person, with right of survivorship. A Participant may not transfer (other than by inheritance) any shares of Stock or CDIs acquired by such Participant under this Plan for six months following the date such shares are issued to such Participant, unless the Committee determines otherwise. Any stock certificates or other documentation issued to a Participant representing the shares of Stock or CDIs so purchased shall bear a legend referring to this restriction on transfer. Any attempt to transfer any shares of Stock or CDIs acquired under this Plan other than in accordance with this Plan shall be considered null and void and of no effect.
(b)Notwithstanding anything herein to the contrary, the obligation of the Company to issue and deliver shares of Stock or CDIs under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares of Stock or CDIs, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.
SECTION 11.Use of Funds; Interest; No Fractional Share Interests. (a) All payroll deductions received or held by the Company under the Plan may be used by the

[[8165413]]

Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions; provided, however, that the Company may elect, at its sole discretion, to segregate such payroll deductions for the benefit of Participants. Until paid over to the applicable Participant or used to purchase shares of Stock or CDIs as provided hereunder, the amount of each Participant’s payroll deductions in connection with any applicable offering shall represent an indebtedness of the Company to such Participant.
(a)No interest will be payable on withholding accounts, including upon the return of the balance in a withholding account to the applicable Participant; provided, however, that the Company may elect, at its sole discretion, to pay interest on such withholding accounts on a non-discriminatory basis at a market rate of interest calculated pursuant to procedures established by the Company, all as determined in good faith by the Committee in its sole discretion.
(b)No fractional shares of Stock or CDIs or fractional interests in shares of Stock or CDIs will be issued or credited to a Participant’s account under the Plan.
SECTION 12.Withdrawal and Cancellation. (a) A Participant who holds a Purchase Right under the Plan may at any time prior to exercise thereof under Section 10 of the Plan withdraw from participation in the Plan by written notice delivered to the Company. Upon such withdrawal, the Participant shall cease to be a Participant, such Purchase Right shall be deemed cancelled in its entirety, and the balance in his or her withholding account will be returned to him or her as soon as practicable.
(a)If a Participant reduces to zero his or her future payroll deductions with respect to the then current Purchase Period pursuant to Section 7(b) of the Plan, the Participant shall continue to be a Participant for such Purchase Period unless the Participant elects by notice in writing to the Company to withdraw from participation in the Plan as provided in Section 12(a) of the Plan. The Participant’s reduction to zero, however, will be treated as an election by the Participant to withdraw from the Plan with respect to subsequent Purchase Periods.
(b)Any Participant who withdraws from participation in the Plan as provided herein may, as of the beginning of a subsequent Purchase Period, again become a Participant in accordance with Section 6 of the Plan.
(c)If a Participant’s payroll deduction terminates for any reason not otherwise provided for in this Section 12 of the Plan, the Participant will be deemed to have withdrawn from participation in the Plan, his or her Purchase Right shall be cancelled in its entirety, and the balance in his or her withholding account will be returned to him or her as soon as practicable.
SECTION 13.Termination of Employment. Subject to Section 14 of the Plan, upon the termination of a Participant’s service with the Company or a Subsidiary for any reason, such person will cease to be a Participant, and any Purchase Right held by such Participant under the Plan will be deemed cancelled, the balance of his or her withholding account will be returned to him or her, and such person will have no further rights under the Plan.
SECTION 14.Designation of Beneficiary; Death of Participant. (a) A Participant may file a written designation of a beneficiary who is to receive any shares of Stock or CDIs and cash to the Participant’s credit under the Plan in the event of such Participant’s death prior to delivery to him or her of any such shares and cash. Such designation of beneficiary may be changed by the Participant at any time by written notice. Upon the death of a Participant and upon receipt by the Company of proof of the identity and existence at the Participant’s death of a beneficiary validly designated by the Participant under the Plan, the Company shall deliver such

[[8165413]]

shares and cash to such beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the actual knowledge of the Company) the Company shall deliver such shares and cash to the applicable court having jurisdiction over the administration of such estate. No designated beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares of Stock or CDIs or cash credited to the Participant under the Plan.
(a)In the event of the death of a Participant, any Purchase Right held by the Participant at such time shall be deemed to be immediately cancelled and any cash, CDIs and/or Stock credited to the Participant under the Plan will be delivered to his or her designated beneficiary or, in the absence of a living designated beneficiary, the executor or administrator of his or her estate (or if no such executor or administrator has been appointed (to the actual knowledge of the Company), to the applicable court having jurisdiction over the administration of such estate) as soon as practicable after the end of the current Purchase Period.
SECTION 15.Participant’s Rights; Rights Not Transferable. All Participants will have the same rights and privileges under the Plan; provided, that the use of Compensation (which varies among Eligible Employees) as the basis for determining the number of shares for which an Eligible Employee electing to participate in an offering under the Plan may be granted a Purchase Right shall not be construed to create a difference in such rights and privileges so long as each Eligible Employee has the right to elect the same percentage of his Compensation as a payroll deduction under Section 7 of the Plan. Each Participant’s rights and privileges with respect to any Purchase Right may be exercisable during the Participant’s lifetime only by him or her, and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of this Section, any Purchase Right held by such Participant may be terminated by the Company and, upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.
SECTION 16.Employment Rights and Stockholder Rights. (a) Nothing contained in the provisions of the Plan will be construed to give to any employee the right to be retained in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary to discharge any employee at any time. The loss of existing or potential profit in Purchase Rights will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.
(a)Neither an Eligible Employee nor a Participant shall have any rights as a stockholder with respect to shares subject to a Purchase Right issued hereunder until such Purchase Right has been exercised and shares issued in accordance with the terms of the Plan.
SECTION 17.Change in Capitalization. In the event of any change in the outstanding Stock or CDIs by reason of a stock dividend, spin-off, recapitalization, merger, consolidation, reorganization, or other capital change, after the effective date of the Plan, the aggregate number of shares of Stock or CDIs available under the Plan, the number of shares of Stock or CDIs under Purchase Rights granted but not exercised, the maximum number of shares of Stock or CDIs subject to a Purchase Right pursuant to Section 8(a) of the Plan, and the Purchase Right price shall be appropriately adjusted in an equitable manner, as determined by the Committee in its sole discretion.
SECTION 18.Amendment and Termination of Plan; Rights Upon Termination. (a) The Company reserves the right at any time or times to amend the Plan to any extent and in any manner it may deem advisable by proper action of the Board of Directors; provided,

[[8165413]]

however, that any amendment relating to the aggregate number of shares of Stock or CDIs which may be issued under the Plan (other than an adjustment provided for in Section 17 of the Plan) or to the employees (or class of employees) eligible to receive Purchase Rights under the Plan will have no force or effect unless it is approved by the shareholders of the Company within twelve months of its adoption; and provided further, that no such amendment shall make any change in any Purchase Right previously granted which would adversely affect the rights of any Participant without the express written consent of such Participant.
(a)The Plan shall terminate: (i) automatically when all the Stock or CDIs reserved for the purposes of the Plan has been purchased or (ii) notwithstanding anything in Section 18(a) of the Plan to the contrary, at any time, as the Board of Directors, acting in its sole discretion, shall specify.
(b)If the Plan is terminated, the Board of Directors may elect in its sole discretion to (i) complete the purchase of shares of Stock or CDIs underlying outstanding Purchase Rights on the first Purchase Date following the date of termination of the Plan or (ii) deliver to each Participant the then balance of such Participant’s withholding account, if any (or any combination of clauses (i) and (ii) as the Board of Directors may elect in its sole discretion), in each case, as soon as reasonably practicable following the date of termination of the Plan. Upon such termination, no Participant shall have any right to acquire shares of Stock or CDIs under the Plan (other than under clause (i) of this Section or in connection with Purchase Rights exercised with respect to completed Purchase Periods where the shares of Stock or CDIs have not yet been delivered to the Participant) and the participation of all Participants shall terminate immediately as of the date of termination of the Plan.
SECTION 19.Governmental Approvals or Consents. The Board of Directors may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Participants will be eligible for tax benefits under the Code or the laws of any state.
SECTION 20.Costs and Expenses. No brokerage commissions or fees shall be charged by the Company in connection with the purchase of shares of Stock or CDIs by Participants under the Plan. All costs and expenses incurred in administering the Plan shall be borne by the Company.
SECTION 21.ASX Listing Compliance. For so long as the Company is listed on the ASX, in the event of any reorganization or other transaction that would trigger any requirement under the ASX Listing Rules to adjust or otherwise modify the Purchase Rights, then the Committee shall seek to determine an adjustment or other modification that will comply with the ASX Listing Rules and not result in the disqualification of the Plan as an “employee stock purchase plan” for purposes of Section 423 of the Code or otherwise result in the loss of any favorable tax treatment for Participants.   For the avoidance of doubt, if such a modification or adjustment is not possible, the Committee shall be permitted, without the consent of Participants, to implement a modification or adjustment necessary to comply with the ASX Listing Rules that will nonetheless result in such disqualification or loss of favorable tax treatment.

[[8165413]]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Employee Stock Purchase Plan to be executed on its behalf this 10th day of November 2025 (to be effective on the 14th day of November 2025).

LIGHT & WONDER, INC.

By:	/s/ James Sottile

Its:	Executive Vice President and Chief Legal Officer

[[8165413]]